FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK SALES AGREEMENT
                   FOR REGISTERED VARIABLE ANNUITY PRODUCTS
Agreement dated as of ________________________, 2012 ("Agreement"), by and
among First Symetra National Life Insurance Company of New York, a New York insurance company ("First Symetra"), Symetra Securities, Inc., a Washington corporation ("SSI"), (together with SSI, "Symetra"), and ____________________ __________________________________________________________, a __________
corporation ("Broker-Dealer"), each a "Party" to this Agreement and together the "Parties".

                                  RECITALS:
A.	WHEREAS First Symetra has appointed SSI the principal underwriter of the First Symetra True Variable Annuity contracts (the "Contracts");

B.	WHEREAS The Contracts are issued by First Symetra through one or more separate accounts of First Symetra ("Separate Accounts") and each class of Contracts is funded by shares of certain registered investment companies (each, a "Fund"; together, the "Funds") and/or by a fixed account option(s);

C.	WHEREAS First Symetra has authorized SSI to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers will be authorized to participate in the sale of the Contracts;

D.	WHEREAS Broker-Dealer desires to make available to its agents the
Contracts covered by this Agreement and the parties to this Agreement desire that Broker-Dealer be authorized to solicit applications for the sale of the Contracts subject to the terms and conditions set forth herein;

E.	WHEREAS Broker-Dealer is itself an Insurance Agency as defined below, or, with respect to the relationship with Insurance Agency (defined below) is in compliance with SEC "no action" or interpretative guidance regarding the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

1.        Definitions

(a)	Registration Statement - With respect to each class of Contracts, the
	most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto, including financial statements included therein and all exhibits thereto.

(b)	Prospectus - With respect to each class of Contracts, the current
	prospectus for such class of Contracts.

(c)	1934 Act - The Securities Exchange Act of 1934, as amended.

(d)	Insurance Agency - a licensed life insurance agent in each state or
	other jurisdiction in which it intends to solicit applications for Contracts and in which it intends to perform its functions and fulfill its obligations under this Agreement.

(e)	Agent -An individual associated with Broker-Dealer who (i) is
	registered with Broker-Dealer and who possesses the requisite FINRA and state securities registrations to offer and sell the Contracts;
	(ii) possesses a variable product insurance agent license; and (iii) is appointed with First Symetra for the purpose of soliciting applications for Contracts.

(f)	Premium - A payment made under a Contract to purchase benefits under
	such Contract.

(g)	Service Center -  For all applications that are accompanied by an
	initial Premium, and all subsequent Premiums: First Symetra National Life Insurance Company of New York, P.O. Box 758568, Topeka, KS 66675 or such other address as may be designated from time to time by First Symetra and provided to Broker-Dealer; for all written communications, including applications that are not accompanied by an initial Premium, general correspondence and other transactional inquiries: First Symetra National Life Insurance Company, P.O. Box 758545, Topeka, KS 66675 or such other address as may be designated from time to time by Symetra Life and provided to Broker-Dealer.
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(h)	Affiliate - With respect to a person, any other person controlling,
	controlled by, or under common control with, such person.

(i)	Broker-of-Record - Generally, the Broker-Dealer or an Affiliate of the
	Broker-Dealer designated in First Symetra records as having responsibility for maintaining a brokerage relationship with the owner of a Contract.

2. 	Authorization of Broker-Dealer and Insurance Agency

(a)	SSI hereby authorizes Broker-Dealer under the securities laws, and
	First Symetra hereby authorizes Insurance Agency under the insurance laws, each in a non-exclusive capacity, to sell the Contracts. Broker-Dealer and Insurance Agency accept such authorization. Symetra reserves the right in its sole discretion to establish or appoint one or more agencies in any jurisdiction in which Insurance Agency transacts business hereunder.

(b) 	Insurance Agency is vested under this Agreement with power and
	authority to recommend individuals associated with Insurance Agency for appointment as Agents of First Symetra, provided that First Symetra reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

(c) 	Neither Broker-Dealer nor Insurance Agency shall expend or contract
	for the expenditure of funds of SSI or First Symetra. Broker-Dealer and Insurance Agency each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless Symetra has agreed in advance in writing to share the cost of any such expenses. Initial and renewal state appointment fees for Insurance Agency and appointees of Insurance Agency as Agents of First Symetra will be paid by First Symetra or Insurance Agency in accordance with First Symetra's policies and procedures, which may be changed by First Symetra in its sole discretion at any time without notice. Neither Broker-Dealer nor Insurance Agency shall possess or exercise any authority on behalf of First Symetra other than that expressly conferred on Broker-Dealer or Insurance Agency by this Agreement. Neither Broker-Dealer nor Insurance Agency shall have any authority, nor shall either grant such authority to any Agent, on behalf of First Symetra: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract provision; to extend the time of paying any Premiums; to endorse checks or money orders payable to First Symetra; or to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to First Symetra).

(d)	Broker-Dealer and Insurance Agency acknowledge that, to the extent
	permitted by law, First Symetra has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premium.

(e)	Symetra acknowledges that Broker-Dealer and Insurance Agency are each
	an independent contractor. Broker-Dealer and Insurance Agency are not obliged or expected to give full time and energies to the performance of their obligations hereunder, nor are they obliged or expected to represent SSI or First Symetra exclusively. Nothing herein contained shall constitute Broker-Dealer, Insurance Agency, the Agents or any agents or representatives of Broker-Dealer or Insurance Agency as employees of SSI or First Symetra.

3.	Licensing and Registration of Broker-Dealer, Insurance Agency and
	Agents

(a)	Broker-Dealer represents that it is a broker-dealer registered with
	the SEC under the 1934 Act and is a member in good standing of FINRA. While this Agreement is in effect, Broker-Dealer must remain duly registered as a broker-dealer under the 1934 Act, in each state or other jurisdiction in which Broker-Dealer acts pursuant to this Agreement, and with FINRA. Broker-Dealer shall ensure that no individual solicits, offers or sells the Contracts on its behalf in any state or other jurisdiction in which the Contracts may lawfully be sold unless such individual is an associated person of Broker-Dealer as defined in section 3(a)(18) of the 1934 Act and duly registered and qualified with FINRA and any applicable state securities regulatory authority. Broker-Dealer is responsible for the training, supervision and control of registered persons offering or selling the Contracts on behalf of Insurance Agency, as required under the 1934 Act, FINRA rules and other applicable statutes or regulations.

(b)	Insurance Agency represents that it is a licensed life insurance agent
	where required to solicit applications, or that it is qualified to be a licensed insurance agent but for the appointment by an insurer. While this Agreement is in effect, Insurance Agency must at all times be duly licensed to sell the Contracts in each state or other jurisdiction in which Insurance Agency performs its functions and fulfill its obligations hereunder.
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(c) 	Insurance Agency shall ensure that no individual shall offer or sell
	the Contracts on its behalf in any state or other jurisdiction unless such individual is duly licensed and appointed as First Symetra's agent, and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts under the insurance laws of such state or jurisdiction. Insurance Agency shall furnish First Symetra with proof of proper licensing of Agents prior to First Symetra appointing any such individual as an Agent of First Symetra.

4.	Broker-Dealer and Insurance Agency Representations and Services

(a)	Insurance Agency shall train, supervise, and be solely responsible for
	the conduct of the Agents in their solicitation activities in connection with the Contracts and shall comply with any policies and procedures provided to Insurance Agency by First Symetra. Broker-Dealer shall be responsible for background investigations of the Agents to determine their qualifications and fitness to sell the Contracts.

(b)	Broker-Dealer shall be responsible for securities training,
	supervision and control of the Agents in connection with their solicitation activities and shall supervise Agents' compliance with applicable federal and state securities law and FINRA requirements, including all suitability rules. All solicitations for Contracts shall be accompanied by the appropriate Prospectus. Broker-Dealer and Insurance Agency shall ensure that Agents do not make recommendations to purchase or sell a Contract in the absence of reasonable grounds to believe that such transaction is suitable for the applicant. Broker-Dealer shall ensure that each application obtained by an Agent has been approved by a registered principal of Broker-Dealer in accordance with applicable FINRA rules.

(c)	Broker-Dealer and Insurance Agency hereby represent and warrant that
	they are in compliance with all applicable federal and state securities and insurance laws and regulations, including anti-money laundering laws and rules. Each agrees to carry out their respective obligations under this Agreement in compliance with any policies and procedures of First Symetra provided to them in writing from time to time.

(d)	Broker-Dealer, Insurance Agency and Agents shall not offer or attempt
	to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or jurisdiction in which the Contracts may not be lawfully sold or offered for sale. For purposes of determining where the Contracts may be offered and applications solicited, Broker-Dealer and Insurance Agency may rely on written notification, as revised from time to time, that they receive from First Symetra.

(e)	Broker-Dealer and Insurance Agency shall ensure that:

	(i)	Each Agent accepts initial Premiums in the form of a check or
		money order only if made payable to "First Symetra National Life Insurance Company of New York" and signed by the applicant for the Contract. An Agent shall not accept third-party checks or cash for Premiums. All Premiums shall at all times be the property of First Symetra.

	(ii)	All checks and money orders and applications for the Contracts
		received by an Agent shall be remitted promptly to the Service Center in accordance with FINRA Rule 2330 or any successor rule.

	(iii)	An Agent shall not encourage a prospective purchaser to
		surrender or exchange an insurance policy or contract in order to purchase a Contract, or conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract unless proper state required replacement procedures and federal securities and FINRA rules are adhered to, including FINRA Rule 2330.

(f)	Upon issuance, First Symetra shall either deliver Contracts directly
	to the purchaser or deliver Contracts to Insurance Agency or the Agent for delivery to the purchaser. Insurance Agency shall promptly deliver each Contract or ensure prompt delivery by Agent of the Contract, to its purchaser. Insurance Agency or the Agent shall return promptly to First Symetra all undelivered Contracts and all receipts for cancellation in accordance with instructions provided by First Symetra.

(g)	Broker-Dealer, Insurance Agency and each Agent is prohibited from
	making any representation or statement, written or oral, concerning the Contracts, a Fund or Fund Shares, which is different from information or representations contained in the Prospectuses, statements of additional information and Registration Statements for the Contracts, or a Fund, or in reports or proxy statements therefore, or in promotional, sales or advertising material or other information supplied and approved in writing by Symetra.

(h)	Neither Broker-Dealer, Insurance Agency nor any Agent shall use or
	implement any promotional, sales or advertising material relating to the Contracts without the prior written approval of Symetra.

(i)	Broker-Dealer and Insurance Agency shall be solely responsible under
	applicable tax laws for the reporting of compensation paid to Agents.

(j)	Broker-Dealer and Insurance Agency shall each maintain books and
	records in accordance with all applicable law and shall make such books and records available to Symetra at any reasonable time upon request by Symetra. Each Party shall have the right at its expense, upon reasonable notice to any other Party hereto, during regular business hours, to audit all the records and practices of the other Party relating to matters covered by this Agreement in order to determine whether the other Party is complying with the terms of this Agreement.

(k)	Each Party agrees to promptly furnish to any other Party or its
	authorized agent any reports and information that the requesting Party may reasonably request for the purpose of meeting such Party's reporting and recordkeeping requirements under applicable law.

(l)	Broker-Dealer and Insurance Agency shall notify Symetra immediately
	in writing if Broker-Dealer and/or Insurance Agency fail to comply with any provision of this Agreement.

5.	Sales Materials

(a)	During the term of this Agreement, Symetra will provide Broker-Dealer,
	Insurance Agency, and Agents without charge, with as many copies of current Prospectuses and applications for the Contracts as Broker-Dealer, Insurance Agency or Agents may reasonably request. Upon termination of this Agreement, Broker-Dealer and Insurance Agency will promptly return to Symetra Prospectuses, applications, and all other materials furnished by Symetra to Broker-Dealer or Insurance Agency or to the Agents.

(b)	SSI will be responsible for providing and approving all promotional,
	sales and advertising material to be used by Broker-Dealer and Insurance Agency and will file or cause such materials to be filed with the SEC, FINRA, and/or with any state securities regulatory authorities, as required by applicable law.

6.	Term of Agreement

(a)	This Agreement:

	(i)	may be terminated by any Party hereto by giving thirty (30)
		days' prior written notice to the other Parties; or

	(ii)	if Broker-Dealer or Insurance Agency, on the one side, or SSI
		or First Symetra, on the other side, should default in a material respect, in their respective obligations under this Agreement, or breach in a material respect, any of their respective representations or warranties made in this Agreement, any non-defaulting or non-breaching Party may, at their option, cancel and terminate this Agreement without notice.

(b)	Upon termination of this Agreement, all authorizations, rights, and
	obligations hereunder shall cease except:

	(i)	the obligation to settle accounts hereunder, including the
		payment of compensation with respect to Contracts in effect at the time of termination or issued pursuant to applications received by First Symetra prior to termination or Premiums received on such Contracts subsequent to termination of this Agreement provided, however, that if this Agreement is terminated by First Symetra or SSI pursuant to Section 6(a)(ii), Symetra's obligations under this subparagraph
		(i) shall cease upon such termination;

	(ii)	the provisions with respect to indemnification set forth in
		Section 10 hereof;

	(iii)	the provisions of Sections 4 that require Insurance Agency and
		Broker-Dealer to maintain certain books and records;

	(iv)	the confidentiality provisions contained in Section 9; and

	(v)	the provisions with respect to complaints and investigations
		set forth in Section 7.

7.	Complaints and Investigations

(a)	SSI, First Symetra, Broker-Dealer and Insurance Agency each shall
	cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. Each Party shall promptly notify the other Parties of any written customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by such Party with respect to any other Party or any Agent, with respect to matters covered by this Agreement.

(b)	In the case of a customer complaint, SSI, First Symetra, Broker-Dealer
	and Insurance Agency will cooperate in investigating such complaint and any response by Broker-Dealer or Insurance Agency to such complaint will be sent to Symetra for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

8.	Assignment.  This Agreement shall be nonassignable by the Parties
	hereto unless an authorized officer of the non-assigning Parties agrees to the proposed assignment writing prior to its effective date.

9.	Confidentiality/Security of Information. Each Party shall maintain the
	confidentiality of any other Party's customer list or any other proprietary information that it may acquire in the performance of this Agreement. Symetra may furnish Broker-Dealer and/or Insurance Agency with personal customer information that is non-public and confidential in nature. Except as required in order to perform Broker-Dealer and/or Insurance Agency's obligations under this Agreement, to perform joint marketing efforts with Symetra, or as permitted by law, Broker-Dealer and/or Insurance Agency shall not use or disclose such non-public or confidential information received from Symetra.

	Broker-Dealer and Insurance Agency will maintain and enforce reasonable safety and physical security procedures with respect to their access and maintenance of personal customer information that protect against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access. Broker-Dealer and Insurance Agency will notify Symetra promptly of any breach of security and use diligent efforts to remedy any breach of security or unauthorized access in a timely manner. Broker-Dealer and Insurance Agency agree to cooperate with Symetra's efforts to remedy any breach of security or unauthorized access.

10.	Indemnification

(a)	Broker-Dealer and Insurance Agency, jointly and severally, shall
	indemnify and hold harmless Symetra and each person who controls or is associated with Symetra within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

	(i)	violation(s) by Broker-Dealer, Insurance Agency, or an Agent
		of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of FINRA or other regulatory body having jurisdiction over Broker-Dealer, Insurance Agency or Agent, or any rule or law applicable to Broker-Dealer, Insurance Agency or Agent with respect to any investment advisory services or products made available through Broker-Dealer, Insurance Agency or Agent or through any of their affiliates, owners, subsidiaries or agents, to persons solicited to purchase Contracts;

	(ii)	any unauthorized use of sales or advertising material, any
		oral or written misrepresentations, or any unlawful sales practices concerning the Contracts, by Broker-Dealer, Insurance Agency or an Agent;

	(iii)	claims by the Agents or other agents or representatives of
		Insurance Agency or Broker-Dealer for commissions or other compensation or remuneration of any type;

	(iv)	any action or inaction by a clearing broker through whom
		Broker-Dealer or Insurance Agency processes any transaction pursuant to this Agreement;

	(v) 	any failure on the part of Broker-Dealer, Insurance Agency,
		or an Agent to submit Premiums or applications to First Symetra, or to submit the correct amount of a Premium, on a timely basis and in accordance with Section 4 of this Agreement; or

	(vi) 	a breach by Broker-Dealer or Insurance Agency of any provision
		of this Agreement.

This indemnification will be in addition to any liability which Broker-Dealer and Insurance Agency may otherwise have.

(b)	Symetra shall indemnify and hold harmless Broker-Dealer and Insurance
	Agency and each person who controls or is associated with Broker-Dealer or Insurance Agency within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

	(i)	any breach by SSI or First Symetra of any provision of this
		Agreement;

	(ii)	any untrue statement of a material fact contained in the
		Registration Statement or Prospectus relating to any Contract;

	(iii)	the omission therefrom of a material fact required to be
		stated therein or necessary to make the statements therein not misleading;

	(iv)	violation(s) by SSI or First Symetra of federal or state
		securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of FINRA; or

	(v)	any breach of a fiduciary duty owed by First Symetra to a
		contractholder with respect to a Contract.

This indemnification will be in addition to any liability which Symetra may otherwise have.

(c)	After receipt by a party entitled to indemnification ("indemnified
	party") under this Section 10 of notice of the commencement of any action, such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this Section 10, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

11. Rights, Remedies, etc., are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties hereto are entitled to under state and federal laws. Failure of a Party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12. Notices. All notices hereunder are to be made in writing and shall be given:

	if to SSI, to:

	Attention:  President
	777 108th Avenue NE Ste 1200
	Bellevue, WA 98004-5135
	if to First Symetra National Life Insurance Company of New York, to:

	Attention: Law Department
	777 108th Avenue NE Ste 1200
	Bellevue, WA 98004-5135

	if to Broker-Dealer, to:
	___________________________________
	___________________________________

	Each such notice to a Party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, and shall be effective upon delivery.

13. Interpretation, Jurisdiction, Etc. This Agreement constitutes the whole agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the Parties with respect to the subject matter hereof. No prior writings by or between the Parties hereto with respect to the subject matter hereof shall be used by a Party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Washington without giving effect to principles of conflict of laws.

14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in a forum selected by Symetra in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15. Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

17. Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the Parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

In the event that Broker-Dealer will submit applications for the Contracts electronically pursuant to the electronic interchange available through Depository Trust Clearing Corporation or its affiliates ("DTCC") or any other mutually agreed upon method for electronic application submission to First Symetra, the following additional provisions are included in this Agreement:

18. Electronic Data Interchange.

(a)	Broker-Dealer may submit application information to First Symetra by
	electronic transmission ("Electronic Transmission") in accordance with the terms of this section 18 and any other written policies or procedures concerning electronic transmission of application data that Broker-Dealer and First Symetra may agree upon from time to time. The parties agree that Broker-Dealer will use a mutually agreed upon order entry platform and transmission protocol for the Electronic Transmission of application information. Except as otherwise specifically provided herein, this section 18 applies only to business submitted through the Electronic Transmission process.

(b)	Broker-Dealer shall be responsible for correctly inputting the client
	data related to Contracts through the Electronic Transmission process, but shall in no case be responsible for the functionality of such process unless the order entry platform being used by Broker-Dealer is a proprietary system of the Broker-Dealer, in which case the Broker-Dealer will be responsible for the functionality of such platform.

(c)	Because certain states may limit the ability to rely on Electronic
	Transmission, First Symetra will provide Broker-Dealer with written verification of the states in which Electronic Transmission for the Contracts pursuant to this Addendum can be utilized and will notify Broker-Dealer of any change in the approved states. Broker-Dealer agrees that it will solicit and submit applications pursuant to this
	section 18 only in the approved states for which it has received such written verification. For purposes of this section 18, "written verification" shall include information that First Symetra specifies in the product profiles (e.g. PPfA) used by Broker-Dealer that it provides to the platform.

(d)	Upon the completion of all good order requirements, First Symetra
	shall ensure that the Contract and any other required documentation, which may include some or all of the following, is delivered to the Contract owner: a completed but unexecuted application containing the information obtained in the Electronic Transmission; a data sheet including such information; a form of confirmation for such information.

(e)	To the extent information received from the Contract owner subsequent
	to the Electronic Transmission conflicts with the information contained in the Electronic Transmission, the information received from the Contract owner shall be considered the correct information to be used in the Contract. First Symetra agrees to notify Broker-Dealer of any such information it receives as it relates to contract issuance.

(f)	Broker-Dealer will forward on each business day to First Symetra (or
	deposit on First Symetra's behalf) gross premium associated with applications for fixed and variable annuities received in good order and approved by Broker-Dealer. First Symetra will send on each business day a single compensation payment to Depository Trust Clearing Corporation (DTCC) or any other mutually agreed upon method of electronic commission processing, which payment shall be net of any chargebacks owed to First Symetra pursuant to the terms of this Agreement. First Symetra will provide enough descriptive information related to such compensation payments so that Broker-Dealer can determine whether the appropriate compensation has been paid and which of its agents will be compensated. If DTCC will be utilized, Broker-Dealer agrees that it has all necessary agreements in place with DTCC to allow DTCC to receive the compensation and forward such compensation to Broker-Dealer. The provisions of this paragraph will apply to Electronic Transmissions and applications processed through other media.

(g)	Broker-Dealer shall indemnify and hold harmless First Symetra, its
	subsidiaries and affiliates and their respective officers, directors and employees, against any and all losses, claims, damages, liability or expenses to which First Symetra may become subject that arise out of or are based on First Symetra's reliance on Contract owner information transmitted to First Symetra through Electronic Transmission which is inconsistent with the information received by Broker-Dealer from the Contract owner.

(h)	First Symetra shall indemnify and hold harmless Broker-Dealer, its
	subsidiaries and affiliates and their respective officers, directors and employees, against any and all losses, claims, damages, liability or expenses to which Broker-Dealer may become subject that arise out of or are based on First Symetra's negligence in connection with the issuance and delivery of Contracts, unless the error is the result of Broker-Dealer's inputting of incorrect information.

(i)	Broker-Dealer acknowledges and agrees that First Symetra may review
	the compliance of the Broker-Dealer with regard to this Addendum and will make available to First Symetra in a reasonable timeframe any documents, records, emails, or other pertinent material that may be required by First Symetra for audit to verify the Broker-Dealer's compliance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year above written.

Broker Dealer

Entity Name: __________________________
Signature: ____________________________
Signatory Name: _______________________
Title: ________________________________



Symetra Securities, Inc.
Signature: _____________________________
Signatory Name: _______________________
Title: _________________________________

First Symetra National Life Insurance Company of New York

Signature: _______________________________
Signatory Name: _________________________
Title: __________________________________

            First Symetra National Life Insurance Company of New York
                            True Variable Annuity


Product Detail
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- Individual deferred flexible premium variable annuity
- Non-qualified, IRA, SEP IRA, SIMPLE IRA, Roth IRA
- Minimum purchase payment: $25,000 initial / $250 subsequent (electronic), $1,000 (check)

Terms
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No compensation of any type, including but not limited to commissions, trails, fees and bonuses, cash or in kind, direct or indirect, will be paid on sales, servicing or annuitizations of First Symetra True VA Contracts.